EXECUTION COPY                            Exhibit 4.3




	FIRST AMENDMENT
	TO
	THE MBNA MASTER CREDIT CARD TRUST II
	POOLING AND SERVICING AGREEMENT



		THIS FIRST AMENDMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT, dated as of March 11, 1996 (the "First Amendment") is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (the "Pooling and Servicing Agreement");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:

		SECTION 1.  Amendments of Section 1.01.

		(a) The definition of "Minimum Aggregate Principal Receivables" in Section 1.01 is hereby amended to read as follows:

			"Minimum Aggregate Principal Receivables" shall mean, unless otherwise provided in a Supplement relating to any Series, as of any date of determination, an amount equal to the sum of the numerators used in the calculation of the Investor Percentages with respect to Principal Receivables for all outstanding Series on such date; provided, that with respect to any Series in its Rapid Accumulation Period or such other period as designated in the related Supplement with an Investor Interest as of such date of determination equal to the Principal Funding Account Balance relating to such Series taking into account any deposit to be made to the Principal Funding Account on the Transfer Date following such date of determination, the numerator used in the calculation of the Investor Percentage with respect to Principal Receivables relating to such Series shall, solely for the purpose of the definition of Minimum Aggregate Principal Receivables, be deemed to equal zero.

		(b) Section 1.01 is hereby further amended by adding the following definitions in the appropriate alphabetical order:

			"Principal Funding Account" shall have the meaning specified in the related Supplement.

			"Principal Funding Account Balance" shall have the meaning specified in the related Supplement.

			"Private Holder" shall mean each holder of a right to receive interest or principal in respect of any direct or indirect interest in the Trust including any financial instrument or contract the value of which is determined in whole or in part by reference to the Trust (including the Trust's assets, income or the Trust or distributions made by the Trust), excluding any interest in the Trust represented by any Series or Class of Investor Certificates or any other interest as to which the Seller has provided to the Trustee an Opinion of Counsel to the effect that such Series, Class or other interest will be treated as debt or otherwise not as an equity interest in either the Trust or the Receivables for federal income tax purposes, in each case, provided such interest is not convertible or exchangeable into an interest in the Trust or the Trust's income or equivalent value.
Notwithstanding the immediately preceding sentence, (i) "Private
Holder" shall also include any other Person that the Seller determines is (or may be) a "partner" within the meaning of Treasury Regulation section 1.7704-1(h)(1)(ii) (including by reason of section 1.7704-1(h)(3)) and (ii) unless the Seller otherwise determines, "Private Holder" shall not include any holder that would otherwise be considered a Private Holder solely by reason of having acquired a direct or indirect interest in the Trust issued prior to December 4, 1995. Initially, the Private
Holders include the holders of the Seller Certificate or any interest therein, of any Collateral Interest, of any Enhancement
Invested Amount, and of any similar interests in the Trust represented by any other Class of any Series of Certificates issued on or after December 4, 1995, and the Servicer. Any Person holding more than one interest in the Trust each of which separately would cause such Person to be a Private Holder shall be treated as a single Private Holder. Each holder of an interest in a Private Holder which is a partnership, S corporation or grantor trust under the Code shall be treated as a Private Holder unless excepted with the consent of the Seller (which consent shall be based on an Opinion of Counsel generally to the effect that the action taken pursuant to the consent will not cause the Trust to become a publicly traded partnership treated as a corporation for federal income tax purposes).

		SECTION 2. Amendment of Section 3.02. The first paragraph under Section 3.02 is hereby amended to read as follows:

			Section 3.02. Servicing Compensation. As full compensation for its servicing activities hereunder and as reimbursement for its expenses as set forth in the immediately following paragraph, the Servicer shall be entitled to receive a servicing fee (the "Servicing Fee") with respect to each Monthly
Period prior to the Termination of the Trust pursuant to Section
12.01, payable monthly on the related Transfer Date, in an amount equal to one-twelfth of the product of (a) the weighted average of the Series Servicing Fee Percentages with respect to each outstanding Series (based upon the Series Servicing Fee Percentage for each Series and the Adjusted Investor Interest (or such other amount as specified in the related Supplement) of such Series, in each case as of the last day of the prior Monthly Period) and (b) the average amount of Principal Receivables during the prior
Monthly Period. The share of the Servicing Fee allocable to Investor Certificates (the "Investor Servicing Fee") of a particular Series with respect to any Monthly Period will each be determined in accordance with the relevant Supplement. The portion of the Servicing Fee with respect to any Monthly Period not so allocated to the Investor Certificates of a particular
Series shall be paid by the Holder of the Seller Certificate on the related Transfer Date and in no event shall the Trust, the Trustee or the Investor Certificateholders of any Series be liable for the share of the Servicing Fee with respect to any Monthly
Period to be paid by the Holders of the Seller Certificates (the "Seller Servicing Fee").

		SECTION 3.  Amendments of Section 6.03.

		(a) Section 6.03 is hereby amended by adding the following to the last sentence of Section 6.03(b):

	; provided further, that no interest in the Seller Certificate may be transferred unless its initial offering price would be at least
$20,000 and it cannot be subdivided for resale into units smaller than a unit the initial offering price of which would have been at least $20,000, absent an Opinion of Counsel to the effect that such transfer would not cause the Trust to be treated as a publicly traded partnership under the Code. In connection with any transfer of an interest in the Seller Certificate, the holder
(including the Seller or any subsequent transferee) thereof shall not sell, trade or transfer any interest therein or cause any interest therein to be marketed on or through either (i) an "established securities market" within the meaning of Section
7704(b)(1) of the Internal Revenue Code of 1986 (the "Code"), including without limitation an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise or (ii) a "secondary market" within the meaning of Code section 7704(b)(2), including a market wherein interests in the Seller Certificate are regularly quoted by any person making a market in such interests and a market wherein any person regularly makes available bid or offer quotes with respect to interests in the Seller Certificate and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others.

		SECTION 4. Effectiveness. The amendments provided for by this First Amendment shall become effective upon receipt by the Trustee of the following, each of which shall be satisfactory to the Trustee in its sole discretion:

		(a) Notification in writing from each of Moody's and Standard & Poor's to the effect that the terms of this First Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

		(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in Subsection
4(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

		(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this First Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

		(d) Counterparts of this First Amendment, duly executed by the parties hereto.

		SECTION 5. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this First Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

		SECTION 6. Counterparts. This First Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

		SECTION 7. Governing Law. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL
BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

		SECTION 8. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

		SECTION 9. Deletion of the Amendments Set Forth Herein. In amending the Pooling and Servicing Agreement as described in this First Amendment, the Seller intends that the amendments to the Pooling and Servicing Agreement set forth in that portion of section 1(b) relating to the definition of "Private Holder" and in section 3 may be deleted pursuant to the amendment provisions of Section 13.01(a) of such Agreement (i.e., without investor consent), provided that whether any such deletion would materially and adversely affect any Investor Certificateholder shall be determined solely by reference to whether deletion would increase the risk that the Trust would be treated as a publicly traded partnership treated as a corporation pursuant to Code section 7704(a).
		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.


						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer


						By:       /s/ Jerry M. Hamstead
						   Name:	Jerry M. Hamstead
						   Title:	Vice President


						THE BANK OF NEW YORK,
						  Trustee



						By:   /s/ Joseph G. Ernst
	   					   Name: Joseph G. Ernst
						   Title:	Assistant Vice President


(..continued)